Exhibit 99.1


 Geron Corporation Appoints Charles Homcy to Its Board of Directors


    MENLO PARK, Calif.--(BUSINESS WIRE)--July 19, 2005--Geron Corporation (Nasdaq: GERN) announced today the appointment of Charles
J. Homcy, M.D., to its board of directors.
    Dr. Homcy is currently the President and Chief Executive Officer of Portola Pharmaceuticals, a privately held biotechnology firm focused on developing novel cardiovascular therapies. Dr. Homcy holds A.B. and M.D. degrees from Johns Hopkins University. He has held academic appointments in clinical medicine at Harvard Medical School, Columbia University College of Physicians and Surgeons, and the University of California, San Francisco. He has served on the editorial boards of many of the leading scientific cardiovascular journals. His industry experience includes past executive positions with American Cyanamid, COR Therapeutics and Millennium Pharmaceuticals as well as current board membership on several biopharmaceutical companies. He is the author of over 135 original publications in the field of molecular and clinical cardiology.
    "I am pleased to welcome Dr. Homcy to our board of directors," said Thomas Okarma, Ph.D., M.D., Geron's president and chief executive officer. "Charles brings a wealth of product development experience to our board as we focus on the clinical development of our Oncology and Stem Cell products."
    "I am pleased to become a part of the Geron team," said Dr. Homcy. "Their exciting portfolio of clinical stage cancer products that target telomerase and cell therapies based on embryonic stem cells represents some of the most innovative approaches to treating cancer and chronic degenerative diseases that I know. I look forward to helping the company accelerate its progress in bringing these technologies to patients."
    Geron is a biopharmaceutical company developing and commercializing three groups of products: i) therapeutic products for oncology that target telomerase; ii) pharmaceuticals that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and iii) cell-based therapies derived from its human embryonic stem cell platform for applications in multiple chronic diseases.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for future capital and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2005.


    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765